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UNITED SURGICAL PARTNERS INTERNATIONAL

ENTERS TWO NEW MARKETS

Acquires Surgery Centers in Greater Los Angeles and Central Virginia

DALLAS, Texas (November 15, 2001) - United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has entered into binding agreements to acquire, in separate transactions, majority ownership interests in two freestanding ambulatory surgery centers in West Covina, California, and Fredericksburg, Virginia.  Terms of the transactions were not disclosed.

                The San Gabriel Valley Surgical Center, located in West Covina, in the greater Los Angeles market, has been providing superior services to the community since 1981.  The 9,360 square-foot facility is located on the first floor of a medical office building and includes four operating rooms and one GI suite.  Approximately 270 procedures are performed monthly in the facility by approximately 35 surgeons specializing in such specialties as pain management, orthopedics and gastroenterology.

                The Surgi-Center of Central Virginia, Inc., located in Fredericksburg, Virginia, includes a four operating room theatre, one procedure room and fourteen recovery beds.  Built in 1998, the 17,500 square-foot facility has an excellent reputation in the community, with about 550 procedures performed monthly by approximately 33 surgeons specializing in ophthalmology, pain management and gastroenterology.

                Donald E. Steen, United Surgical Partners International's chairman and chief executive officer, said, "We are very pleased to have made our initial entry into these two attractive marketplaces through two excellent centers.  We look forward to working with the physicians and staff of these centers to add the services and specialties necessary to further enhance the care provided to the community.

                "These two acquisitions are evidence of the growing momentum of our development efforts.  I should also point out that our expanding development activity gives us the opportunity to be very selective, as was the case with both of these transactions."

                United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 46 surgical facilities in the United States, Spain and the United Kingdom.

                The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.  Therefore, the Company's actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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